                                                                Exhibit (h)(13)

                   AMENDMENT TO SUB-ADMINISTRATION AGREEMENT

     This AMENDMENT TO SUB-ADMINISTRATION AGREEMENT, is effective as of January 1, 2006, by and among BARCLAYS GLOBAL INVESTORS, N.A. ("BGI"), and INVESTORS BANK & TRUST COMPANY (the "Bank").

     WHEREAS, BGI and Bank (together, the "Parties") entered into a Sub-Administration Agreement dated October 21, 1996, as amended from time to time (the "Agreement"); and

     WHEREAS, the Parties desire to amend the Agreement as set forth below.

     NOW, THEREFORE, in consideration of the premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     1. Amendments.

(a)  The following new Section 1A shall be added to the Agreement following
     Section 1 thereof:

     "1A. Definitions

     "Key Performance Indicators" or "KPIs" mean the targets for specific key Service Levels specified in Appendix D hereto;

     "Service Levels" means the service levels set out in the Service Level Agreement between BGI and the Bank."

(b) Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

"6. Term, Termination and Transition Assistance.

     6.1 Term and Termination.

     (a) Term. The initial term of this Agreement shall be May 21, 2002 through December 31, 2005 (the "Initial Term"). The first renewal term of this Agreement shall be January 1, 2006 through April 30, 2007 (the "First Renewal Term"). After the expiration of the First Renewal Term, the term of this Agreement shall automatically renew for a second renewal term which shall be May 1, 2007 through April 30, 2013 (the "Second Renewal Term"), unless written notice of non-renewal is delivered by the Fund to the Bank no later than ninety
          (90) days prior to the expiration of the First Renewal Term. Upon expiration of the Second Renewal Term or any succeeding Renewal Term (as defined below), the Parties, upon mutual agreement no later than one hundred eighty (180) days prior to the expiration of the Second Renewal Term or of any Renewal Term, as the case may be, may renew this Agreement for successive terms (each, including the First Renewal Term, a "Renewal Term").

     (b) Termination. BGI may terminate this Agreement in whole or in part (for example, as to any Index Series) prior to the expiration of any Renewal Term upon sixty (60) days' prior written notice in the form of Proper Instructions specifying the date upon which termination is to occur ("Termination Notice") in the event that a conservator or receiver is appointed for the Bank in accordance with 12 USC (Section) 1821(c) or similar and successor provisions.

     (c) Further Termination. BGI may terminate this Agreement in whole or in part (for example, as to any Portfolio) prior to the expiration of any Renewal Term in the event:

           (i)   that Bank fails to meet the criteria defined in each of six
                 (6) separate Key Performance Indicators, each for four consecutive months, in any rolling twelve month period. For avoidance of doubt, this right shall only apply if the failure by the Bank to meet the Service Level as defined in the relevant KPI is not (a) the result of force majeure,
                 (b) caused by BGI or a direct result of a specific request by BGI, (c) a direct result of a specific request by a duly authorized agent of BGI, (d) caused by a third party other than an agent of Bank or (e) the result of an agreement by the Parties;

           (ii)  of a material breach of a material provision of the Agreement;

           (iii) the Boards of the Portfolios vote to liquidate the Portfolios and terminate the Portfolios' respective registration statements with the Securities and Exchange Commission other than in connection with a merger or acquisition of a Portfolio or the Portfolios' investment adviser;

           (iv) BGI terminates its Custodial, Fund Accounting and Services Agreement (as amended) with the Bank pursuant to the fiduciary capacity provision in Section 13.1(b)(ii) of such agreement; or

           (v) BGI may terminate this Agreement if the Administration Agreement between BGI and MIP, and the Administration Agreement between BGI and BGIF are terminated and no successor agreements between BGI and MIP and/or BGIF for the provision of administrative services are subsequently executed within 90 days after the termination of the Administration Agreement between BGI and MIP, and the Administration Agreement between BGI and BGIF;

           provided that BGI shall not exercise its rights under subsections
           (c)(i) or (ii) above unless BGI has first provided written notice to Bank of its intent to terminate under such subsection, and Bank:
           (x) does not present a plan to remedy or cure the KPI or breach that is reasonably acceptable to BGI, which plan will be provided as soon as practicable, and in any event not later than ten (10) days after such notice, and (y) has not made substantial progress toward curing or remedying that KPI or breach in material respects to the reasonable satisfaction of BGI, within thirty (30) days of presenting such plan to BGI.

     (d) Assessment of Fee Schedule. Ninety (90) days prior to November 1, 2009, the parties shall assess the Fee Schedule relating hereto, the current state, and future strategic direction of, BGI, the Bank and their respective industries. The parties will negotiate in good faith on amendments to the Fee Schedule arising from such assessment, and if the parties are unable to agree by November 1, 2009, BGI may in its sole discretion terminate the Agreement.

     (e) BGI shall advise the Bank of any service level, practice, policy, circumstance or any breach by the Bank of which it becomes aware from time to time that, if unaddressed, would permit the termination of the Agreement under any of the bases set forth in this
           Section 6.1.

     (f) At any time after the termination of this Agreement, BGI may, upon written request, have reasonable access to the records of Sub-Administrator relating to its performance of its duties as Sub-Administrator.

     6.2 Transition Assistance.

     (a) In the event BGI terminates the Agreement or any Portfolio in accordance with Section 6.1(b), 6.1(c)(i)-(iv) or 6.1(d), or upon the expiration and non-renewal of the Agreement:

           (i) the Bank will immediately upon receipt of notice of termination or non-renewal, commence and prosecute diligently to completion the transfer of all property and the delivery of all assets of BGI and the Portfolios as to which the Agreement is terminated, duly endorsed, and all records maintained under the terms hereof and of the Service Level Agreements directly to the successor administrator selected by BGI or the Portfolios, as applicable ("Transfer");

           (ii) the Bank will provide such reasonably necessary transition assistance (the "Transition Assistance"). The Bank will fully cooperate with BGI and will provide such reasonable assistance as directed by BGI to effectively transition the services provided by the Bank to BGI under this Agreement to a successor entity (or entities) as designated by BGI in its sole discretion, including but not limited to using its commercially reasonable efforts to provide for an orderly transition of funds from Bank's custody to the successor's custody. During such transition period, BGI will continue to pay the Bank the fees applicable to such services set forth in the then-current Fee Schedule, plus an amount calculated based on additional time and materials outside the usual services provided under this Agreement and required to effect the conversion of the services to a successor service provider. The Bank shall provide Transition Services for a period of up to twenty-four (24) months as requested by BGI;

           (iii) Bank and BGI shall negotiate in good faith to agree on a plan for the orderly transition of BGI to a successor service provider by no later than sixty (60) days after the date of termination or non-renewal;

           (iv) BGI shall, in the event Transition Assistance is required for more than twenty-four (24) months from the date of termination, pay the Bank an annual bonus on a monthly basis in an amount equal to 5% of the aggregate fees being charged as of the date of termination; and

           (v) BGI and Bank will take all reasonably necessary steps as mutually agreed by the Parties, to assure the retention of key employees of Bank involved in the provision of Transition Services.

     6.3 Release.

     Upon Transfer of an Index Series or completion of the Transition Assistance, as the case may be, the Bank shall be released from any and all further obligations under this Agreement with respect to the Index Series as to which this Agreement is terminated; provided that Bank shall continue to be responsible for services normally provided by administrators post-conversion in the normal course of business at the Bank's then current rates.

     6.4 Survival

     Notwithstanding anything to the contrary in this Agreement, each Party's obligations under Sections 5, 9 and 13 hereof shall continue and remain in full force and effect after the termination of this Agreement.

(c) Service Credits; Technology; Service Enhancements. The following new Sections 13, 14 and 15 shall be inserted at the end of the Agreement:

"13. Service Levels

   (a) Service Credits. Only during the period in which the Bank is providing Transition Assistance:

          (i) In the event Bank fails to meet the criteria defined in the relevant Key Performance Indicator for two consecutive months, BGI shall receive a "Service Credit". "Service Credit" shall mean: a five percent (5%) reduction of fees, only for the service to which the uncured KPI relates, for the month in which the uncured KPI failures occurred, and only for the Index Series affected by the uncured KPI failures. For avoidance of doubt, this right shall only apply if the failure by the Bank to meet the Service Level as defined in the relevant KPI is not (a) the result of force majeure,
                 (b) caused by BGI or a direct result of a specific request by BGI, (c) a direct result of a specific request by an agent of BGI, (d) caused by a third party other than an agent of Bank or (e) the result of agreement by the Parties.

          (ii) Service Credits shall be calculated on a monthly basis, and the Service Credits shall be payable as an offset against current or future fees owed by BGI, and upon termination, expiration or non-renewal of the Agreement, all unused Service Credits shall be paid in cash to BGI.

          (iii) The Bank shall not be deemed to have failed to meet a monthly KPI where such failure arises from a single underlying cause that is promptly remedied by the Bank, without the occurrence of which, the Bank would not have failed to meet that KPI in that month.

          (iv) Time periods referenced in this section 13 shall begin to run as of the date Bank knows, reasonably should have known, or is notified of the relevant failure.

          (v) The Bank shall earn back 100% of any Service Credit, provided that the Bank achieves the applicable KPI requirement the failure of which led to the Service Credit for two consecutive months beginning in the month following the month in which the Service Credit is earned. For example, if the Bank fails to meet a particular KPI for January and February of a year, the Bank shall earn back 100% of the associated Service Credit if the Bank meets that KPI in the months of March and April.

          (vi) Bank acknowledges that its failure to meet the minimum levels set forth in the Key Performance Indicators would have a material adverse effect on BGI's business. Bank further acknowledges that the Service Credits represent a reduction in the fees payable by BGI hereunder which, in turn, reflects Bank's provision of a lower level of services than that required by BGI. Bank further acknowledges that the Service Credits are reasonably proportionate to the loss likely to be suffered by BGI as a result of the failure by Bank to meet the applicable KPIs.

          (vii) The level of Service Credits payable in any calendar year will not exceed in aggregate 5% of the aggregate fees payable under the Agreement for that year.

          (viii) BGI shall not be entitled to recover as part of any damages claim any sums credited or paid as Service Credits if the damages claim arose from a KPI failure, provided the damages to which BGI is otherwise entitled arose from the same services to which the KPI failure relates, for the same Index Series, and for the same underlying event.

   (b) Customized Technology Deliverables. Bank will deliver into escrow for the benefit of BGI copies of all final requirements documentation related to any builds, features or functionality customized for BGI, that are incorporated into or used in connection with the provision of services under this Agreement (the "Requirements Documentation"), within thirty (30) days after such builds, features or functionality have been incorporated into or used in connection with the provision of services. Such Requirements Documentation shall be in the form customarily produced by the Bank in connection with such projects generally. BGI shall have access to such Requirements Documentation only in the event of the termination of this Agreement other than by reason of breach by BGI. Bank hereby grants to BGI a worldwide, irrevocable, royalty-free, fully paid-up, non-transferable and non-exclusive license, solely for the purpose of BGI's or BGI's third party supplier assuming performance obligations for the Services previously performed by Bank hereunder.

14. Service Enhancements.

Market Leader: Bank hereby commits that it will use commercially reasonable efforts to: (i) continue to develop and provide to BGI service enhancements that will enable BGI to maintain BGI's market leader position in product innovation, information technology, service delivery and securities lending (collectively, "Market Efforts"). BGI acknowledges that Bank has been successful in providing Market Efforts during the Initial Term. Bank agrees that its Market Efforts will be and will continue to be during the Renewal Term no less favorable than those being offered at that time by Bank to any other customer purchasing services of a type substantially similar to the services provided hereunder relating to BGIs in aggregate substantially similar in scope (even if smaller in asset size) to the Portfolios serviced under this Agreement. Bank shall, upon written request, review and have an officer of its company certify its compliance with this section to BGI. If Bank at any time offers other customers or brokers processes, discounts and/or other cost reduction methods or improved services more favorable than those provided to the Bank pursuant to this Agreement such that the foregoing terms of this subsection become untrue, Bank shall promptly offer these to BGI prospectively from the date such more favorable terms were offered to other customers or brokers, unless Bank is prevented from doing so in a reasonable manner due to third party patent related restrictions. Bank acknowledges that the requirements of this paragraph 14 are a material provision of this Agreement.

15. Dispute Resolution.

(a) In the event of any dispute under the Agreement, each Party will appoint a designated representative whose task will be to resolve the dispute (the "Representatives"). The Representatives will have five (5) business days to meet and discuss in good faith a resolution to the dispute. During the course of such discussions, each Party will honor the other Party's reasonable requests for relevant information, including but not limited to providing copies of relevant documents. The specified format for such discussions will be left to the discretion of the Representatives, but may include the preparation and delivery of statements of facts or written statements of positions.

(b)  If the Representatives are unable to resolve the dispute within such five
     (5) day period, the Representatives will refer the dispute to their respective CEO, President or COO (the "Managers"). Such Managers will have ten (10) business days to meet and discuss in good faith a resolution of the dispute. If the Managers are unable to resolve the dispute within such ten (10) day period, the Parties may elect to extend the time for such dispute resolution, or proceed in accordance with their respective rights under this Agreement or otherwise.

(c) If the Parties are unable to resolve the dispute as set forth herein, the Parties may, upon mutual agreement, seek to resolve the dispute through mediation."

                                     * * *

(d) Appendix B to the Agreement is hereby deleted in its entirety and replaced with Appendix B as attached hereto.

     2. Miscellaneous.

     a) Except as amended hereby, the Sub-Administration Agreement shall remain in full force and effect.

     b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the day and year first written above.

BARCLAYS GLOBAL INVESTORS, N.A.          INVESTORS BANK & TRUST COMPANY

By:    /s/ Michael Latham                By:     /s/ Michael F. Rogers
       --------------------------------          ---------------------
Name:  Michael Latham                    Name:   Michael F. Rogers
Title: Managing Director                 Title:  President

By:    /s/ Raman Suri
       --------------------------------
Name:  Raman Suri
Title: Chief Administrative Officer

Appendix B--Administrative Services to be Provided by Investors Bank & Trust Company ("IBT")

                                   Administrative Services to be                             Administrative Services not to
Function             Master Feeder        provided by IBT         Barclays Global Investors        be provided by IBT
--------             ------ ------ ----------------------------- --------------------------- ------------------------------
MANAGEMENT REPORTING
& TREASURY
ADMINISTRATION

Monitor portfolio      X           Perform tests of certain      Continuously monitor         A/C* - Provide
compliance in                      specific portfolio activities portfolio activity and Fund  consultation as needed on
accordance with the                against compliance            operations in conjunction    compliance issues.
current                            checklists designed from      with 1940 Act,
Registration                       provisions of the Fund's      Registration Statement
Statement.                         Registration Statement.       and any other applicable
                                   Follow-up on potential        laws and regulations.
Frequency: Daily                   violations.                   Monitor testing results and
                                                                 approve resolution of
                                                                 compliance issues.

Provide compliance     X           Provide a report of           Review report.               A/C - Provide consultation
summary package.                   compliance testing results.                                as needed.

Frequency:
Bi-Monthly

Perform asset          X           Perform asset                 Continuously monitor         A - Provide consultation
diversification                    diversification tests at      portfolio activity in        as needed in establishing
testing to                         each tax quarter end.         conjunction with IRS         positions to be taken in tax
establish                          Follow-up on issues.          requirements. Review test    treatment of particular
qualification as a                                               results and take any         issues. Review quarter end
RIC.                                                             necessary action. Approve    tests on a current basis
                                                                 tax positions taken.
Frequency: Quarterly

Perform qualifying            X    Perform qualifying            Continuously monitor         A- Consult as needed on
income testing to                  income testing (on book       portfolio activity in        tax accounting positions to
establish                          basis income, unless          conjunction with IRS         be taken. Review in
qualification as a                 material differences are      requirements. Review test    conjunction with year-end
RIC.                               anticipated) on quarterly     results and take any         audit.
                                   basis and as may              necessary action. Approve
Frequency: Quarterly               otherwise be necessary.       tax positions taken.
                                   Follow-up on issues.

--------
* Barclays Global Investors may request that services with the notation "A" be provided by Master Portfolio or Feeder auditors and that those with the notation "C" be provided by Master Portfolio or Feeder legal counsel.

                                   Administrative Services to be                              Administrative Services not to
Function             Master Feeder        provided by IBT         Barclays Global Investors         be provided by IBT
--------             ------ ------ ----------------------------- ---------------------------- ------------------------------
Monitor the Funds'     X      X     Monitor actual expenses      Provide asset level            C/A - Provide consultation
expense budget.                     updating budgets/ expense    projections quarterly.         as requested.
                                    accruals.                    Provide vendor
Frequency: Quarterly                                             information as necessary.
                                                                 Review expense analysis
                                                                 and approve budget
                                                                 revisions.

Prepare the Funds'     X      X     Prepare expense budget.      Provide asset level
annual expense                      Notify fund accounting of    projections and vendor fee
budget. Establish                   new accrual rates.           information. Approve
daily accruals.                                                  expense budget.

Frequency: Annually

Receive and            X      X     Propose allocations of       Approve invoices and
coordinate payment                  invoices among Funds and     allocations of payments.
of Fund expenses.                   obtain authorized approval   Send invoices to IBT in a
                                    to process payment.          timely manner.
Frequency: As often
as necessary

Calculate periodic            X     Calculate amounts            Establish and maintain         C - Review dividend
dividend rates to                   available for distribution.  dividend and distribution      resolutions in conjunction
be declared in                      Coordinate review by         policies. Approve              with Board approval.
accordance with                     management and/or            distribution rates per share   A - Review and concur
management                          auditors. Notify fund        and aggregate amounts.         with proposed
guidelines.                         accounting, custody and      Obtain Board approval          distributions
                                    transfer agent of            when required.
Frequency:                          authorized dividend rates
According to                        in accordance with Board
dividend policy                     approved policy. (Report
                                    dividends to Board as
                                    required.) Deliver
                                    dividend rates via file to
                                    BGI ftp site.

                                   Administrative Services to be                              Administrative Services not to
Function             Master Feeder        provided by IBT         Barclays Global Investors         be provided by IBT
--------             ------ ------ ----------------------------- ---------------------------- ------------------------------
Review the Fund's             X    Calculate dividends in        Review and approve             C/A - Review and approve
multi-class                        accordance with               dividend calculation           dividend calculation
dividend                           methodology for each          methodologies for each         methodology for each
calculation                        class to ensure consistency   class. Approve                 class of shares. Provide
procedures.                        with Rule 18f-3 and the       distribution rates per share   consultation as requested.
Calculate periodic                 Fund's private letter ruling  and aggregate amounts.
dividend rates to                  or published ruling.          Obtain Board approval
be declared in                     Calculate amounts             when required.
accordance with                    available for distribution.
management                         Coordinate review by
guidelines.                        management and auditors.
                                   Notify custody and
Frequency:                         transfer agent of
According to                       authorized dividend rates
dividend policy                    in accordance with Board
                                   approved policy. Report
                                   dividends to Board as
                                   required.

Calculate total               X    Provide SEC total return      Review total return
return information                 calculations via file to      information.
on Funds as defined                BGI ftp site.
in the current
Registration
Statement.

Frequency: Monthly

Calculate gross        X           Provide gross return          Review gross return
returns (SEC                       calculations.                 information.
returns grossed up
for expenses)

Frequency: Monthly

Prepare responses      X      X    Prepare, coordinate as        Identify the services to
to major industry                  necessary, and submit         which the Funds report.
questionnaires.                    responses to the              Provide information as
                                   appropriate agency.           requested.
Frequency: As often
as necessary

Prepare Independent    X      X    N/A                           Summarize amounts paid
Trustee Form                                                     to directors/trustees during
1099-Misc.                                                       the calendar year. Prepare
                                                                 and mail Form 1099-Misc.
Frequency: Annually

                                     Administrative Services to be                             Administrative Services not to
Function               Master Feeder        provided by IBT         Barclays Global Investors        be provided by IBT
--------               ------ ------ ----------------------------- --------------------------- ------------------------------
FINANCIAL REPORTING

Prepare financial        X      X    Prepare selected portfolio    Review financial
information for                      and financial information     information.
presentation to                      for inclusion in Board
Fund management and                  material.
Board of Trustees.

Frequency: Quarterly

Coordinate the           X      X    Coordinate the creation of    Provide past financial         A - Perform audit and
annual audit and                     templates reflecting client-  statements and other           issue opinion on annual
semi-annual                          selected standardized         information required to        financial statements.
preparation and                      appearance and text of        create templates, including
printing of                          financial statements and      report style and graphics.     A/C - Review reports.
financial                            footnotes. Draft and          Approve format and text
statements and                       manage production cycle.      as standard. Approve
notes with                           Coordinate with IBT fund      production cycle and
management, fund                     accounting the electronic     assist in managing to the
accounting and the                   receipt of portfolio and      cycle. Coordinate review
Fund auditors.                       general ledger                and approval by portfolio
                                     information. Assist in        managers of portfolio
Frequency:                           resolution of accounting      listings to be included in
Annually/semi-annually               issues. Using templates,      financial statements.
                                     draft financial statements,   Prepare appropriate
                                     coordinate auditor and        management letter and
                                     management review, and        coordinate production of
                                     clear comments.               Management Discussion
                                     Coordinate printing of        and Analysis. Review and
                                     reports and EDGAR             approve entire report.
                                     conversion with outside       Make appropriate
                                     printer and filing with the   representations in
                                     SEC via EDGAR.                conjunction with audit.

                                   Administrative Services to be                           Administrative Services not to
Function             Master Feeder        provided by IBT        Barclays Global Investors       be provided by IBT
--------             ------ ------ ----------------------------- ------------------------- ------------------------------
LEGAL

Prepare agenda and     X      X     Maintain annual calendar     Review and approve board   C - Review agenda,
Board materials for                 of required quarterly and    materials and board and    resolutions, board material
quarterly Board                     annual approvals. Prepare    committee meeting          and board and committee
meetings.                           agenda, resolutions and      minutes.                   meeting minutes. Ensure
                                    other Board materials for                               BOD material contains all
Frequency: Quarterly                quarterly Board meetings.                               required information that
                                    Prepare supporting                                      the BOD must review and/
                                    information and materials                               or approve to perform
                                    when necessary.                                         their duties as directors.
                                    Assemble, check and
                                    distribute books in
                                    advance of meeting.
                                    Attend Board and
                                    committee meetings and
                                    prepare minutes.

Prepare and file       X      X     Prepare form for filing.     Provide appropriate        C - Review initial filing.
Form N-SAR.                         Obtain any necessary         responses. Review and      A - Provide annual audit
                                    supporting documents.        authorize filing.          internal control letter to
Frequency:                          File with SEC via                                       accompany the annual
Semi-annually                       EDGAR.                                                  filing.

Prepare amendments     X      X     Prepare and coordinate the   Review and approve.        C - Review and approve
to Registration                     filing of post-effective                                filings.
Statement.                          amendments. Coordinate                                  A/C - Provide consents as
                                    with outside printers the                               appropriate.
Frequency: Annual                   Edgar conversion, filing
update (includes                    with the SEC and printing
updating financial                  of Registration Statement.
highlights, expense
tables, ratios)

Prepare                X      X     Prepare Registration         Review and approve.        C - Review and approve
Registration                        Statement supplements.                                  filings.
Statement                           File with the SEC via                                   A/C - Provide consents as
supplements.                        Edgar. Coordinate printing                              appropriate.
                                    of supplements.
Frequency: As often
as required

Preparation and               X     Accumulate capital stock     Review and approve         C - Approve 24f-2 Notice.
filing of 24f-2                     information and draft        filing.
Notice.                             Form 24f-2 Notice. File                                 A - Review informally
                                    approved Form with SEC                                  when requested
Frequency: Annually                 via Edgar.

                                   Administrative Services to be                           Administrative Services not to
Function             Master Feeder        provided by IBT        Barclays Global Investors       be provided by IBT
--------             ------ ------ ----------------------------- ------------------------- ------------------------------
Proxy                  X      X     Prepare drafts of proxy      Review and approve           C - Review and approve
Material/Shareholder                material for review, file    proxy.                       proxy.
Meetings                            materials or coordinate
                                    filing with SEC and
Frequency: As needed                coordinate printing. Assist
                                    proxy solicitation firm and
                                    prepare scripts. Attend
                                    meeting and prepare
                                    minutes.

Assist in updating     X      X     Make annual filing of        Obtain required fidelity
of fidelity bond                    fidelity bond insurance      bond insurance coverage.
insurance coverage.                 material with the SEC.       Monitor level of fidelity
                                                                 bond insurance maintained
Frequency: Annually                                              in accordance with
                                                                 required coverage.

Respond to             X      X     Compile and provide          Coordinate with              C - Provide consultation
regulatory audits.                  documentation pursuant to    regulatory auditors to       as needed.
                                    audit requests. Assist       provide requested
Frequency: As                       client in resolution of      documentation and
needed (at least                    audit inquiries.             resolutions to inquiries.
annually)

Maintain and           X      X     Maintain and preserve the
preserve the                        "corporate" records of the
"corporate" records                 Funds (Trust) and the
of each Fund and                    Master Portfolios (Trust).
each Master
Portfolio.

Frequencey: On-going

                                   Administrative Services to be                             Administrative Services not to
Function             Master Feeder        provided by IBT         Barclays Global Investors        be provided by IBT
--------             ------ ------ ----------------------------- --------------------------- ------------------------------
BLUE SKY

Maintain effective            X    Maintain records of Fund      Identify states in which      C - Provide consultation
Blue Sky                           sales for client designated   filings are to be made.       as needed on Blue Sky
notification                       states via PW Blue2           Identify exempt               issues.
filings for states                 compliance system. File       transactions to transfer
in which Fund                      annual notification           agent for appropriate         C - Provide consultation
management intends                 renewal documents and         exclusion from blue sky       on product and
to solicit sales of                annual sales reports.         reporting.                    institutional exemptions.
Fund shares.                       File amendments to
                                   increase dollar amounts
                                   authorized for sales by
                                   Funds, based upon client
                                   instruction.
                                   File notifications to states
                                   for new funds and/or
                                   classes, mergers and
                                   liquidations. Provide
                                   periodic reports on state
                                   authorization amounts and
                                   sales amounts. Determine
                                   state filing requirements
                                   by using CCH Blue Sky
                                   Law Reporter, ICI
                                   memoranda and state
                                   securities commission
                                   directives (both written
                                   and oral).

File amendments to            X    File updated Registration     Inform IBT of filings prior   C - Provide consultation
Registration                       Statements, supplements       to SEC filing.                as needed on Blue Sky
Statement with the                 thereto, and annual reports                                 filing issues.
applicable state                   to shareholders, if
securities                         required, upon approval/
commissions in                     authorization by client.
coordination with
SEC filing, if
required.

Frequency: Annual
updates

                                   Administrative Services to be                              Administrative Services not to
Function             Master Feeder        provided by IBT         Barclays Global Investors         be provided by IBT
--------             ------ ------ ----------------------------- ---------------------------- ------------------------------
TAX

Prepare income tax     X      X      Calculate investment        Provide transaction           A - Provide consultation
provisions.                          company taxable income,     information as requested.     as needed in establishing
                                     net tax exempt interest,    Identify Passive Foreign      positions to be taken in tax
Frequency: Annually                  net capital gain and        Investment Companies          treatment of particular
                                     spillback dividend          (PFICs). Approve tax          issues. Perform review in
                                     requirements. Identify      accounting positions to be    conjunction with the year-
                                     book-tax accounting         taken. Approve                end audit.
                                     differences. Track          provisions.
                                     required information
                                     relating to accounting
                                     differences.

Calculate excise       X      X      Calculate required          Provide transaction           A - Provide consultation
tax distributions                    distributions to avoid      information as requested.     as needed in establishing
                                     imposition of excise tax.   Identify PFICs. Approve       positions to be taken in tax
Frequency: Annually                  -Calculate capital gain     tax accounting positions to   treatment of particular
                                      net income and             be taken. Review and          issues. Review and concur
                                      foreign currency           approve all income and        with proposed
                                      gain/loss through          distribution calculations,    distributions per share.
                                      October 31.                including projected
                                     -Calculate ordinary         income and dividend
                                      income and                 shares. Approve
                                      distributions through      distribution rates per share
                                      a specified cut off        and aggregate amounts.
                                      date .                     Obtain Board approval
                                     -Project ordinary           when required.
                                      income from cut off
                                      date to December 31.
                                     -Ascertain dividend
                                      shares.
                                     Identify book-tax
                                     accounting differences.
                                     Track required
                                     information relating to
                                     accounting differences.
                                     Coordinate review by
                                     management and Fund
                                     auditors. Notify custody

                                      Administrative Services to be                           Administrative Services not to
Function                Master Feeder        provided by IBT        Barclays Global Investors       be provided by IBT
--------                ------ ------ ----------------------------- ------------------------- ------------------------------
                                      and transfer agent of
                                      authorized dividend rates
                                      in accordance with Board
                                      approved policy. Report
                                      dividends to Board as
                                      required.

Prepare tax returns       X      X    Prepare excise and RIC        Review and sign tax          A - Review and sign tax
                                      tax returns.                  return.                      return as preparer.
Frequency: Annually                   Prepare partnership return
                                      for Master. Prepare excise
                                      and RIC returns for
                                      domestic Feeder. Report
                                      partners' share of
                                      partnership income by
                                      preparing partners'
                                      Schedules K-1. Review
                                      tax returns and coordinate
                                      signature thereof with a
                                      Fund officer.

Prepare Form 1099                X    Obtain yearly distribution    Review and approve
                                      information. Calculate        information provided for
Frequency: Annually                   1099 reclasses and            Form 1099.
                                      coordinate with transfer
                                      agent.

Prepare other year-end           X    Obtain yearly income          Review and approve
tax-related disclosures               distribution information.     information provided.
                                      Calculate disclosures (i.e.,
Frequency: Annually                   dividend received
                                      deductions, foreign tax
                                      credits, tax-exempt
                                      income, income by
                                      jurisdiction) and
                                      coordinate with transfer
                                      agent.

Appendix D - Key Performance Indicators

    Service Category             Task                                              Criteria
    ----------------- -------------------------- ----------------------------------------------------------------------------
1   Fund Accounting   Unit Value Accuracy        Achieve an accuracy rate of at least 99.8%.

2   Fund Accounting   Unit Value Delivery        Achieve a timeliness rate of SLA plus 1 hour at a rate of at least 98% for
                                                 CTFs and SLA plus 2 hours at rate of 98% for iShares and MIPs.

3   Fund Accounting   Cash Projection Accuracy   Achieve an accuracy rate of at least 99.75% for CTFs and 99.7% for iShares and MIPs.

4   Fund Accounting   Cash Projection Delivery   Achieve a timeliness rate of SLA plus 1 hour at a rate of at least 99%.

5   TA                Distributions Delivery     Distributions will be processed into client's accounts, by Payable Date + 2, with no more than 4 exceptions per month.

6   IT Services       SWIFT 535 and 950          Achieve a timeliness rate of SLA plus 3 hours with no more than 4
                      messages and SEI Client    exceptions per month per message type.
                      Holdings and Transactions
                      Report Delivery

7   Fund Accounting   Unit Settlement Delivery   Achieve a timeliness rate of SLA plus 2 hours with no more than 4 exceptions per month..

8   Fund Accounting   PRV Accuracy               Achieve an accuracy rate of at least 99.7%.

9   Corporate Actions Corporate Actions          Achieve SLA requirements for these activities at an accuracy rate of 99%.
                      Notification/Processing/
                      Posting for Vaulted Assets

10  TA                Trade Wires                Achieve a timeliness rate of SLA+1 hour at a rate of at least 99%.

11  TA                MIP Order Flow             Achieve a timeliness rate of SLA plus 2 hours at a rate of at least 99%.

12  Directed Loan Ops Securities Loan Movements  Settlement percentage of 99%.